                                                                    EXHIBIT 11.1

                            U.S. MEDICAL GROUP, INC.
                       COMPUTATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARES

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




                                                              1999               1998
                                                              ----               ----
Shares outstanding at beginning of period                  13,575,380*        13,575,380*

Weighted average of common shares issued
during the period                                                  --                 --
                                                           -----------        -----------
Weighted average of common shares
outstanding during the period                              13,575,380         13,575,380

Stock options and warrants outstanding                         58,285                 --

Shares used in computing earnings per
common share                                               13,633,665         13,575,380

Earnings per common share ($233,475/13,633,665)           $       .02
                                                          -----------
Earnings per common share ($705,915/13,575,380)                              $       .05
                                                                             ------------
                                                                             ------------



*   restated to give effect to merger